UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

                Pursuant To Section 13 Or 15(d)
             Of The Securities Exchange Act Of 1934


                       August 1, 1997
        Date of Report (Date of Earliest Event Reported)

                   Old Second Bancorp, Inc.
     (Exact name of registrant as specified in its charter)



                            0-10537
                      Commission File No.


            Delaware                           36-3143493
   (State or other jurisdiction             (I.R.S. Employer
       of incorporation)                  Identification No.)

        37 South River Street, Aurora, Illinois  60507
         (Address of principal executive offices)


                        (630) 892-0202
      (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

(A)  Exhibits


     1.   Press Release of Old Second Bancorp, Inc. dated July
          25, 1997.



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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             OLD SECOND BANCORP, INC.


                             /s/ R J CARLSON
                             ___________________________

                             R.J. Carlson,
                             President, Chief Financial Officer,
                             Secretary and Director






Date: 08/01/97





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                          EXHIBIT INDEX



     Exhibit                                    Sequentially
     Number    Description of Exhibit           Numbered Page

        1      Press Release of Old Second
               Bancorp, Inc. dated July 25, 1997      5






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PRESS RELEASE
July 25, 1997

2ND QUARTER 1997


Effective May 14, 1997, 111,706 shares of the Corporation's common stock were issued to acquire 100% of the outstanding common stock of Maple Park Bancshares, Inc. The acquisition was accounted for as a pooling-of-interests; accordingly, all financial information for prior periods has been restated to include the accounts and results of operations of Maple Park.

Net income for the second quarter totaled $1,495,000 compared to $2,063,000 for the comparable quarter in 1996. For the six months, earnings totaled $3,769,000 compared to $4,438,000 a year ago. On a per share basis, earnings in the current quarter were $.49 compared to $.68 a year ago while six months earnings were $1.24 in the current year and $1.46 a year ago. Net interest income increased $302,000 and $747,000, respectively, for the second quarter and six months over 1996.

During the last twelve months, the Corporation added six bank branch locations and a mortgage banking subsidiary with four offices. The decline in earnings was due primarily to expense increases related to expansion, one time charges related to the acquisition of Maple Park, an increase in the provision for loan losses and lower revenue at Maple Park Mortgage. Expansionary costs are expected to affect earnings to a lesser degree in the near future but provide good long-term returns.





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